Exhibit (h)(3)(m)
SCHEDULE A
OPERATING EXPENSE LIMIT FOR PACIFIC FUNDS

Maximum Operating Expense Limit
(as a Percentage of average daily net assets)
PF Portfolio Optimization Model A Fund	0.00%
PF Portfolio Optimization Model B Fund	0.00%
PF Portfolio Optimization Model C Fund	0.00%
PF Portfolio Optimization Model D Fund	0.00%
PF Portfolio Optimization Model E Fund	0.00%
PF AllianceBernstein International Value Fund	0.30%
PF Goldman Sachs Short Duration Bond Fund	0.30%
PF Janus Growth LT Fund	0.30%
PF Lazard Mid-Cap Value Fund	0.30%
PF Loomis Sayles Large-Cap Growth	0.30%
PF MFS International Large-Cap Fund	0.30%
PF NB Fasciano Small Equity Fund	0.30%
PF Oppenheimer Main Street® Core Fund	0.30%
PF Oppenheimer Emerging Markets Fund	0.30%
PF PIMCO Managed Bond Fund	0.30%
PF PIMCO Inflation Managed Fund	0.30%
PF Pacific Life Money Market Fund	0.30%
PF Salomon Brothers Large-Cap Value Fund	0.30%
PF Van Kampen Comstock Fund	0.30%
PF Van Kampen Mid-Cap Growth Fund	0.30%
PF Van Kampen Real Estate Growth Fund	0.30%
Effective: September 1, 2006 through December 31, 2007

PACIFIC FUNDS	PACIFIC LIFE INSURANCE COMPANY

By: /s/ JAMES T. MORRIS	By: /s/ JAMES T. MORRIS

Name: James T. Morris	Name: James T. Morris

Title: President	Title: Chief Operating Officer

By: /s/ JANE M. GUON

Name: Jane M. Guon

Title: Assistant Secretary